NEWS	EMRISE
CORPORATION
2530 Meridian Parkway Durham, NC 27713 (408) 200-3040 (408) 550-8340 www.emrise.com

CONTACT:
Allen & Caron, Inc
Rene Caron (investors)
Len Hall (media)
(949) 474-4300
rene@allencaron.com
len@allencaron.com

EMRISE CORPORATION ANNOUNCES RESULTS
OF 2012 ANNUAL STOCKHOLDERS' MEETING

DURHAM, NC- July 26, 2012 - EMRISE CORPORATION (OTCBB: EMRI), a multi-national manufacturer of defense and aerospace electronic devices and communications equipment, today announced that it held its 2012 annual meeting of stockholders at 11:30 am EDT on Tuesday, July 24, 2012, at the DoubleTree Hotel in Newark, NJ, as previously scheduled. Stockholders of record of EMRISE common stock at the close of business on June 19, 2012, the record date for the 2012 annual meeting, were entitled to notice of and to vote at the 2012 annual meeting or at any adjournments and postponements of the meeting. A quorum of stockholders was present at the meeting with 85.2 percent of the Company's stockholders voting in person or by proxy.

At the 2012 annual meeting, EMRISE stockholders approved (1) the proposal to elect Frank P. Russomanno, 64, and Otis W. Baskin, 66, as Class I directors to serve three-year terms on the Company's Board of Directors; and (2) the proposal to ratify the selection of BDO, LLP as the Company's independent registered public accounting firm to audit the Company's consolidated financial statements for 2012.

About EMRISE Corporation
EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets. EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access to public and private communications networks. The use of its network products in public and private, legacy and latest Ethernet and Internet Protocol (IP) networks is a primary growth driver for the Company's Communications Equipment business segment. The use of its power supplies, RF and microwave signal processing devices and subsystems in on-board In-Flight Entertainment and Connectivity systems is a primary growth driver for the Company's Electronic Devices business segment. EMRISE serves the worldwide base of customers it has built in North America, Europe and Asia through operations in the United States, England and France. EMRISE is a publicly traded company whose common stock trades on the OTCBB under the symbol EMRI. For more information, go to www.emrise.com.